EXHIBIT 8.1

                              Troutman Sanders LLP
                        600 Peachtree Street, Suite 5200
                                Atlanta, Ga 30308
                                  404-885-3000


                                January 27, 1997



Mississippi Power Company
2992 West Beach
Gulfport, Mississippi 39501

         Re:      Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Mississippi Power Company in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus and forms of preliminary prospectus supplement (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission (the "Commission").

         We hereby confirm our opinion that the statements as to matters of law and legal conclusions set forth under the caption "Certain Federal Income Tax Considerations" in each of the forms of preliminary prospectus supplement included in the Registration Statement are correct in all material respects.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations" in each of the forms of preliminary prospectus supplement forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Troutman Sanders LLP

                                                     TROUTMAN SANDERS LLP